EMPLOYMENT AGREEMENT

Derek Brand

AGREEMENT dated as of May 19th, 2011 (the “Effective Date”), between Enumeral Biomedical Corp., a Delaware Corporation (the “Company”), and Derek Brand of 560 Riverside Drive, Apt. 19G, New York, NY 10027 (“Employee”).

1.            Employment. The Company employs Employee and Employee accepts employment upon the terms and conditions of this Agreement.

2.            Term. Employee’s employment with the Company is for no specified period and constitutes “at will” employment. Employment can be terminated by Employee or the Company with or without cause, and with or without notice, at any time, except as otherwise provided by law.

3.            Duties. As of the Effective Date Employee is engaged as Director of Business Development of the Company and Employee will report, solely and directly to the President of the Company or to such person as the President shall direct. Employee will have such duties and responsibilities, and exercise such authority, as are commensurate with the Director of Business Development position and she shall perform such other duties and responsibilities as are assigned to him with a level of high performance consistent with such position.

4.            Compensation.

A.           Salary. The Company will pay Employee in cash a starting annual salary equal to One Hundred Twenty Thousand Dollars ($120,000.00), in semi-monthly equal installments on the fifteenth and last days of each calendar month. Payment for fractions of a month shall be prorated. In the first calendar year, Employee will be eligible for a bonus of 10% based on performance against objectives set by the President and approved by the Board of Directors. If Employee achieves this bonus, his base salary will be re-set to the rate of One Hundred Twenty Five Thousand Dollars ($125,000.00) per annum, payable as described above.

B.           Bonus. In the first calendar year, Employee will be eligible for a bonus of 10% based on performance against objectives set by the President and approved by the Board of Directors. Thereafter, in each calendar year (January 1st through December 31st), Employee will be eligible for an annual bonus of up to 10% of Employee’s Base Salary (as in effect at the beginning of the Calendar year in question) based on a full calendar year based on performance against objectives set by the President and approved by the Board of Directors. Any such bonus, if earned, shall be paid no later than the 30th day after the end of the calendar year in which a bonus is earned. The Company reserves the right to pay any bonus in equity in the Company, with the amount of such equity and type being determined by the Board of Directors in its sole discretion. Such type and amount of equity may not be equal in fair market value to the cash compensation otherwise payable. Employee must be employed by the Company at the time a bonus is paid to be eligible for such bonus. The bonus shall be based on Employee’s individual performance as determined by the President and approved Board of Directors in its sole discretion.

C.           Stock and Options Grant.

(i)          Stock Option Grant. Effective as of the Effective Date, the Company will grant Employee an incentive stock option to purchase 48,000 shares of the Company’s common stock, $0.0001 par value per share (the “Option”). Subject to the terms and conditions of this Agreement and the Company’s Equity Plan, the Option shall vest as follows:

(a)          3,000 shares will vest as of the Effective Date;

(b)          30,000 shares will vest according to a time-based schedule as follows (the “time-based shares”):

(1)          twenty-five percent (25%) of the time-based shares will vest on the first anniversary of the Effective Date,

(2)          the remaining unvested portion of the time-based shares will vest over the three year period following the first anniversary of the Effective Date, with vesting of such unvested portion to occur on a monthly basis on the last day of each month (l/36th per month) during such three-year period.

(b)          15,000 shares will vest according to the satisfactory achievement of performance-based milestones, as set forth below, and as determined by the Board of Directors in its sole discretion (the “performance shares”):

(1)          One-third of the performance shares (5,000 shares) will vest upon the first notice of award or other equivalent for grant funding to be received by the Company, such submission process to be managed by Employee, and achieved within 12 months of Effective Date;

(2)          One-third of the performance shares (5,000 shares) will vest upon the second notice of award or other equivalent for grant funding to be received by the Company, such submission process to be managed by Employee, and achieved within 18 months of Effective Date;

(3)          The remaining one-third of the performance shares (5,000 shares) will vest upon the signing of a Corporate Partnering transaction, such deal process to be managed by Employee, and achieved within 18 months of Effective Date. The transaction with sanofi-aventis’ Biologics Group relating to Bradykinins is excluded from this milestone.

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6.            Working facilities. Employee shall work primarily at the Company’s offices in New York City, New York, and will travel as commensurate with the objectives of his position as Director of Business Development. Travel and entertainment costs will be reimbursed by the Company.

7.            Employee Benefits. Employee shall he entitled to the following benefits to the extent that they are available to similarly situated employees:

(a)          Participation in any group Company hospital, medical or similar plan;

(b)          Participation in any Company disability and/or life insurance program;

(c)          Participation in the Company’s 401k or other pension plan, if any; and

(d)          Company-recognized holidays (10 legal holidays including January 1st, MLK Birthday, President’s Day, Patriot’s Day, Memorial Day, Independence Day, Labor Day, Columbus Day, Thanksgiving Day and Christmas Day) and three (3) weeks of paid vacation per year, which vacation days shall not carry over from year to year. Annual leave shall accrue at the rate of 1.25 days per month. Vacation days shall be used within 15 months accrual. In the event of termination of employment with the company, the Employee shall be compensated for vacation days at the Employee’s daily rate.

8.            Disclosure of information.

(a)          “Confidential Information” means any and all information of the Company that is not generally available to the public. Confidential Information also includes any information received by the Company from any person with any understanding, express or implied, that it will not be disclosed and further includes the list of the Company’s partners as it may exist front time to time (and any part thereof) and any other information developed on behalf of the Company by Employee previously or hereafter, which information Employee agrees are valuable, special, and unique assets of the Company’s business.

(b)          Employee will not, during or after the term of his employment, disclose any Confidential Information to any person, firm, corporation, association, or other entity for any reason or purpose whatsoever, except as required by applicable law or for the proper performance of Employee’s regular duties and responsibilities for the Company.

(c)          In the event of a breach or threatened breach by Employee of the provisions of this Section 8, the Company shall be entitled to an injunction restraining Employee from disclosing, in whole or in part, any Confidential Information, or from rendering any services to any person, firm, corporation, association, or other entity to whom any such information or any such list, in whole or in part, has been disclosed or is threatened to be disclosed. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies available to the Company for such breach, or threatened breach, including the recovery of damages from Employee.

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9.            Developments.

(a)          Employee will make full and prompt disclosure to the Company of all inventions, original works or authorship, improvements, modifications, discoveries, creations, methods, processes and developments which are within the scope of the Company’s actual or reasonably anticipated business and which are made or conceived by Employee alone or together with others during the term of his employment, whether or not such developments are patentable or protected as confidential information, whether or not such developments are in process or reduced to practice, whether or not such developments are made or conceived during normal working hours or on or off the premises of the Company (all of which are hereinafter collectively termed “Developments”), and whether or not such Developments are assignable to the Company under the provisions of Section 9(b) below.

(b)          Employee agrees to assign and hereby assigns to the Company all title, interests and rights including, without limitation, intellectual property rights, in and to any and all Developments, and agrees to assign to the Company any and all patents and patent applications arising from such Developments, and agrees to execute and deliver such assignments, patents and patent applications and other documents (including, without limitation, powers of attorney) as the Company may direct, and agrees to cooperate fully with the Company during the Term, to enable the Company to secure and maintain rights in said Developments in any and all countries. In the event that any of such Developments are by operation of applicable state law excluded from this assignment, Employee agrees that the Company shall have a non-exclusive, fully paid license to use for all purposes any such Developments not assigned to the Company under this Section 9. Employee understands and agrees that the Company shall determine, in its sole and absolute discretion, whether an application for patent, copyright, mask work registration, or for any other intellectual property right shall be filed on any Development which is assigned to the Company under this Agreement, and whether such application shall be prosecuted or abandoned prior to issuance or registration.

(c)          If the Company is unable to procure Employee’s signature, within thirty (30) days following delivery of written request therefor, on any document reasonably necessary to apply for, prosecute, obtain, or enforce any patent, copyright, trademark or other right or protection relating to any Development, whether by reason of Employee’s mental or physical incapacity, Employee’s unavailability, or any other cause whatsoever, then Employee agrees and hereby irrevocably appoints the Company and each of its duly authorized officers as Employee’s agent and attorney-in-fact, to act for and in Employee’s behalf to execute and file any such document and to do all other lawfully permitted acts to further the prosecution, issuance, and enforcement of patents, copyrights, or other rights or protections, with the same force and effect as if executed and delivered by Employee.

(d)          Employee: acknowledges that all works of authorship and all mask works that fall within the scope of his employment are owned by the Company and are works made for hire. Accordingly, Employee agrees to assign and hereby assigns to the Company any and all copyrights and mask work registration rights, and all other mask work rights in all material prepared by him during the term of his employment related to the business of the Company or using the Company’s facilities, confidential information or intellectual property.

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10.          Non-Competition.

(a)          Definitions. Certain capitalized terms used in this Section 10 shall have the following meanings

“Competing Organization” means any person or organization, including the Employee, engaged in, or that anticipates becoming engaged in, researching, acquiring, producing, distributing, providing investigating, developing, manufacturing, marketing, supervising, licensing or commercializing a Competing Product or Service anywhere in the world.

“Competing Product or Service” means any product, process, or service of any person or organization other than the Company or any of its subsidiaries, in existence or under development, (i) which is identical to, substantially the same as, in competition with, or an adequate substitute for any product, process, or service of the Company or any of its subsidiaries, in existence or under development, or about which the Employee acquires Confidential Information, and (ii) which is (or could reasonably be anticipated to be) marketed or distributed or is under development to be marketed or distributed, as to compete with such product, process or service of the Company or any of its subsidiaries,

(b)          Employment with a Competing Organization. Notwithstanding the provisions of this Section 10, the Company agrees to permit the Employee to accept employment with a Competing Organization after termination of the Employee’s employment with the Company, provided that the Employee’s duties with that Competing Organization during the one (1) year period after termination of the Employee’s employment with the Company (the “Post Employment Non Compete Period”), either directly or indirectly, do not relate to any Competing Product or Service, and provided that the Employee shall have delivered to the Company a written statement, confirmed in writing by the Employee’s prospective employer, describing the Employee’s duties and stating that all such duties will be wholly unrelated, either directly or indirectly, to any Competing Product or Service and the Employee will not be required or asked to disclose any Confidential Information of the Company in the course of the performance of his duties. The term ‘“wholly unrelated” shall mean among other things that the Employee will not work in, consult with, cooperate with or provide information to any person, department or business segment of the Competing Organization which is researching, acquiring, producing, distributing, providing, investigating, developing, manufacturing, marketing, supervising, licensing or commercializing any Competing Product or Service.

(c)          Stipulations. As a material inducement to the Company’s willingness to employ the Employee, and in order to protect the Company’s Confidential Information and good will, the Employee agrees to the following stipulations;

(i)           During the term of his employment and the Post Employment Non Compete Period with the Company, the Employee will not, directly or indirectly, solicit or divert business from any of the customers or accounts of the Company.

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(ii)             During the term of his employment and the Post Employment Non Compete Period after the Employee’s termination of employment with the Company, the Employee will not render services, directly or indirectly as an employee, consultant, director, advisor or otherwise, to any Competing Organization.

(iii)            During the term of his employment and the Post Employment Non Compete Period, the Employee will not solicit any of the Company’s employees or consultants to leave the employ of the Company or hire or cause to be hired any person who was during or for six months after the termination of Employee’s employment by the Company an employee or consultant of the Company.

11.          Return of Information. Upon termination of his employment or at any time upon the request of the Company, the Employee agrees to deliver to the Company all records, lab books, drawings, notebooks, notes, reports, correspondence, documents, computer disks and tapes and other data in any and all forms (without retaining copies) which pertain to the Company’s confidential information (whether prepared by the Employee or others) or Developments, and also to return to the Company any equipment, tools, computers or other devices owned by the Company and in his possession. The Employee agrees that the above documents, data and devices are the exclusive property of the Company and shall not be copied or removed from the Company premises except in the pursuit of the business of the Company.

12.          No Conflicts. The Employee hereby represents that she has no present obligation to assign to any former employer, or any other person, corporation or firm (other than the Company), any Developments covered by Section 9. The Employee is not subject to any agreement, restriction, right or interest in anyone limiting to any way the scope of this Agreement or his employment by the Company or in any way inconsistent herewith. The Employee will not disclose to the Company, or induce the Company to use, any confidential information of other persons, corporations, or firms including his present or former employers (if any).

13.          Expenses. Employee may incur reasonable expenses authorized by the Company which promote the Company’s business, including expenses for entertainment, travel, and similar items. The Company will reimburse Employee for all such expenses upon Employee’s periodic presentation of an itemized account of such expenditures.

13.          Disability. For purposes of this Agreement only, the Employee shall be deemed disabled if in the opinion of the Board of Directors of the Company, determined in good faith relying specifically on the opinion of a qualified regionally recognized medical doctor (to be chosen by the Board of Directors) specializing in such alleged disability, the Employee is unable to substantially perform services hereunder due to illness, injury, accident or condition of either a physical disability or mental illness for a period of at least two (2) consecutive months. If Employee is deemed “disabled” for a period of more than two (2) consecutive months, the compensation thereafter payable to him. during the continued period of such disability shall be reduced by fifty percent (50%). Employee’s full compensation shall be reinstated upon return to full employment and discharge of his full duties. The Company may purchase disability insurance with a carrier of its choice to cover Employee who shall cooperate with the Company to secure this policy.

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14.          Termination.

(a)          Termination for Cause. The Company may terminate the Employee’s employment for “Cause” (as hereinafter defined) with or without notice, at any time, except as otherwise provided by law. For the purposes hereof, ‘‘Cause” shall be determined by the Committee of the Company acting in good faith and shall mean any of the following:

(i)           the conviction of the Employee by a court of competent jurisdiction of any felony involving dishonesty, breach of trust or misappropriation or the entering of a plea by the Employee of nolo contendre thereto;

(ii)          the commission by the Employee of an act of fraud upon, or breaching his duty of loyalty to, the Company or any of its subsidiaries;

(iii)         a conviction for willful violation of any law, rule or regulation governing the operation of the Company or any of its subsidiaries which is punishable by imprisonment for six (6) months or more;

(iv)         the substantial and continuing failure or refusal of the Employee, after written notice thereof, to reasonably attempt to perform his job duties and responsibilities (other than failure or refusal resulting from incapacity due to physical disability or mental illness) which failure or refusal is committed in bad faith and is not in the best interest of the Company;

(v)          a breach by the Employee of this Agreement[, which breach continues for more than seven (7) days after written notice has been given to the Employee, such notice setting forth in reasonable detail the nature of such breach]; or

(vi)         the deliberate and willful disregard of the written rules or policies of the Company which results in a material and substantial loss, damage or injury to the Company.

(b)          Termination without Cause. Notwithstanding anything to the contrary, the Company or the Employee may terminate this Agreement without Cause at any time, with or without notice, except as otherwise provided by law.

(c)          Termination for Death or Disability. Notwithstanding anything to the contrary, the Company may terminate this Agreement at any time if the Employee dies or after Employee shall be absent from his employment, for whatever reason (including, without limitation, for disability), for period greater than one hundred eighty (180) days in the aggregate in any twelve (12) month period, and all obligations of the Company shall thereupon terminate.

(d)          Resignation by the Employee for Good Reason. The Employee may terminate his employment with the Company for Good Reason. For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following events:

(i)           a reduction in the Employee’s then-current annual base salary or a bonus percentage; or

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(ii)          any failure to offer to the Employee at least the same level of benefits offered to similarly situated employees; or

(iii)         a requirement that Employee engage in materially greater or different activities than those set forth in this Agreement; or

(iv)         the failure to pay the Employee any portion of his current base salary, bonus or benefits within twenty (20) days of the date such compensation is due, based upon the payment terms currently in effect, unless such payment is prohibited by law, regulation or rule; or

(v)          the Company’s material breach of its obligations under this Agreement after notice thereof.

provided that any of the events described in clauses (i), (ii), (iii), (iv) or (v) of this Section 14(d) shall constitute Good Reason only if the Company fails to cure such event within thirty (30) days after receipt from the Employee of written notice of the event which constitutes Good Reason; provided, further, that “Good Reason” shall cease to exist for an event on the sixtieth (60th) day following its occurrence, unless the Employee has given the Company written notice thereof prior to such date.

(e)          For purposes of this Agreement, a “Change of Control” shall be deemed to have occurred if any of the following conditions have occurred:

(1) the merger or consolidation of the company with another entity, where, immediately after the merger or consolidation:

(i)          the Company’s stockholders immediately prior to the merger or consolidation beneficially own (as such term is defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Act”)), directly or indirectly, less than fifty percent (50%) of the of the voting shares of the surviving entity in the consolidation or merger (or of its ultimate parent corporation, if any); or

(ii)         persons who constitute the Company’s Board of Directors prior to the merger or consolidation cease to constitute at least a majority of the Board of Directors of the surviving entity in the consolidation or merger (or of its ultimate parent corporation, if any);

(2) the sale, lease or other transfer of all or substantially all of the Company’s assets or the exclusive license and sublicense of all or substantially all of its patents, provisional patent applications and patent applications for substantially all uses to a third party where, immediately after the transaction:

(i)          the Company’s stockholders immediately prior to the transaction beneficially own (as such term is defined to Rule 13d-3 under the Act), directly or indirectly, shares representing in the aggregate voting shares less than fifty percent (50%) of the voting shares of such third party; or

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(ii)         persons who constitute the Company’s Board of Directors prior to such transaction cease to constitute at least a majority of Directors of the such third party (or of its ultimate parent corporation, if any);

(3) any “Person,” as such term is used in Sections 13(d) and 14(d) of the Act (other than the Company, any of its subsidiaries, or any trustee, fiduciary or other person or entity holding securities under any employee benefit plan or trust of the Company or any of its subsidiaries), together with all “affiliates” and “associates” (as such terms are defined in Rule 12b-2 under the Act) of such person, shall become the “beneficial owner” (as such term is defined in Rule 13d-3 under the Act), directly or indirectly, of securities of the Company representing 50 percent or more of the combined voting power of the Company’s then outstanding securities having the right to vote in an election of the Company’s Board of Directors (in such case other than as a result of an acquisition of securities directly from the Company).

15.          Effect of Termination.

(a)          Termination without Cause or Resignation for Good Reason. Upon termination without Cause of the Employee by the Company or should the Employee resign for Good Reason, the Employee shall be entitled to the following:

(i)           the Company will for a period of three months following the date of the notice of termination (the “Severance Period”) pay the Employee the base salary at the applicable rate specified in paragraph 4.A. herein;

(ii)          the Company will, to the extent permitted by the terms hereof, provide the Employee the Benefits specified in paragraph 7 herein and, to the extent permitted by applicable law, ail other employee benefit plans, programs or arrangements in which the Employee was participating at any time during the six (6) month period preceding such termination (provided however that to the extent permitted by applicable law, if for any reason during the Severance Period the Company is unable to maintain the health insurance plan in which Employee was participating, the Company shall reimburse Employee for costs of COBRA health benefit coverage through the Severance Period);

(iii)         if there has not been a Change of Control of the Company, the unvested shares of the Option granted to the Employee shall continue to vest during the Post Employment Non Compete Period pursuant to the vesting schedule set forth in this Agreement, with all remaining unvested shared of Option vesting on the expiration of the Post Employment Non Compete Period provided however if the Employee breaches the terms of this Agreement during the Post Employment Non Compete Period all unvested shares of the Option as of the date of such breach shall be immediately cancelled and forfeited; further provided that the Employee’s period for exercising the options shall be extended to the earlier of the expiration of the Employee’s option agreement or 90-days following the termination of the Post Employment Non Compete Period to exercise any vested stock options;

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(iv)         if there has been a Change of Control of the Company, then all non-vested shares of Option and the Option granted to the Employee shall immediately accelerate and become exercisable or non-forfeitable upon the termination of the Employee without Cause or a resignation by the Employee for Good Reason, in both cases within one year following a Change of Control of the Company,

It is understood that continued vesting may disqualify the shares options from being treated as incentive stock options. Any obligation of the Company to provide Employee Severance Payments shall be conditioned upon Employee’s signing a general release of claims in the form provided by the Company; provided that no payment shall be made unless and until Employee executes, delivers and does not revoke such release (all before the 30th calendar day after termination of employment) and [that Severance Payment shall be made on the 31st day following such event]. For purposes of payments under the Agreement that are subject to (and not exempt from) Section 409A that are payable upon the Employee’s “termination of employment,” such term shall instead mean ‘separation from service” within the meaning of Section 409A and the Treasury Regulations promulgated thereunder. In the event that any payment or benefit received or to be received by Employee in connection with the termination of Employee’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, or any person affiliated with the Company or such person) (“Parachute Payments”) would not be deductible (in whole or part) as a result of Section 280G of the Internal Revenue Code of 1986, as amended, by the Company, an affiliate or other person making such payment or providing such benefit, the Company shall use its commercially reasonable efforts to obtain the requisite shareholder approval necessary to avoid the application of such Section 280G.

(b)          Termination for Cause, Death or Disability. In the event that the Employee is terminated for Cause, Death or Disability, Employee shall be paid (i) any unpaid base salary through the date of termination plus any accrued vacation; (ii) any earned and declared but unpaid bonus for the most recently completed fiscal year; (iii) reimbursement of any unreimbursed expenses; (iv) benefits in accordance with the terms of the applicable plans and programs of the Company and (v) all unvested stock or options shall immediately terminate and be cancelled.

(c)          Section 409A. Anything in this Agreement to the contrary notwithstanding, if at the time of the Employee’s termination of employment, the Employee is considered a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), and if any payment that the Employee becomes entitled to under this Agreement is considered deferred compensation subject to interest and additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, then no such payment shall be payable prior to the date that is the earliest of (i) six months after the Employee’s Date of Terminations (ii) the Employee’s death, or (iii) such other date as will cause such payment not to be subject to such interest and additional tax, and the Initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the first six-month period but for the application of this Section.

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16.          Notices. Any notice required or desired to be given under this Agreement shall be deemed given if in writing sent by certified mail return receipt requested, or by federal express or similar courier service requiring a signed receipt, in the case of Employee, to his last residence known to the Company, and in the case of the Company, to its principal office or post office address of its Clerk, in either case last known to Employee.

17.          Waiver of breach. The waiver by either party of a breach of any provision of this Agreement by the other party shall not operate or be construed as a waiver of any subsequent breach by the breaching party. No waiver shall be valid unless in writing and signed by an authorized officer of the Company or Employee as the case may be.

18.          Assignment. The parties acknowledge that the services to be rendered by Employee are unique and personal. Accordingly, neither party may assign any of the rights or delegate any of the duties or obligations under this Agreement without the consent of the party owed performance, except that this Agreement may be assigned to the surviving corporation in a Change of Control. Nevertheless, the respective rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of each party.

19.          Entire agreement. This Agreement contains the entire understanding of the parties. It may be changed only by an agreement m writing signed by the party against whom enforcement of any waiver, change, modification, extension, or discharge is sought.

20.          Survival. Except as otherwise provided in this Agreement, the obligations of the Company and the Employee contained in Sections 8, 9,10,11, 12,13 and 15 through 24 shall survive the termination of this Agreement.

21.          Effect on Other Plans. An election by the Employee to resign after a Change in Control for Good Reason under the provisions of this Agreement shall not be deemed a voluntary termination of employment by the Employee for the purpose of interpreting the provisions of any of the Company’s benefit plans, programs or policies. Nothing in this Agreement shall be construed to limit the rights of the Employee under the Company’s benefit plans, programs or policies except that the Employee shall have no rights to any severance benefits under any Company severance pay plan. In the event that the Employee is party to an employment agreement with the Company providing for change in control payments or benefits, the Employee must elect to receive either the benefits payable under such other agreement or the benefits payable under this Agreement, but not both. The Employee shall make such an election in the event of a Change in Control.

22.          Governing Law. This Agreement is governed by and shall be construed in accordance with the internal laws of the State of New York. The parties hereby consent to the jurisdiction of the Commonwealth of Massachusetts and the United States District Court for Massachusetts. Accordingly, with respect to any such court action, the Employee (a) submits to the personal jurisdiction of such courts; (b) consents to service of process, and (c) waives any other requirement (whether imposed by statute, rule of court, or otherwise) with respect to personal jurisdiction or service of process.

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23.          Enforcement. In view of the substantial harm that will result from the breach by the Employee of any of the covenants contained in Sections 8, 9 and 10, the parties agree that such covenants shall be enforced to the fullest extent permitted by law. Accordingly, if, in any judicial proceeding, a court shall determine that such covenants are unenforceable because they cover too extensive a geographic area or survive for too long a period of time, or for any other reason, then the parties intend that such covenants shall be deemed to cover such maximum geographic area and maximum period of time and shall otherwise be deemed to be limited in such manner as will permit enforceability by such court. If any term or provision of this Agreement or the application thereof to any circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application to other persons and circumstances shall not be affected thereby and each term and provision hereof shall be enforced to the fullest extent permitted by law.

24.          Remedies. Employee agrees that his breach of any of the provisions of Sections 8, 9,10 and 11 above will cause irreparable damage to the Company and that the recovery by the Company of money damages will not alone constitute an adequate remedy for such breach. According, the Employee agrees that such provisions may be specifically enforced against it or her, in addition to any other rights or remedies available to the Company on account of any such breach, and the Employee hereby waives the defense in any equitable proceeding that there is an adequate remedy at law for any such breach and agrees that injunctive or other equitable relief will not constitute any hardship upon the Employee.

[signature page on next page]

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IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

ENUMERAL BIOMEDICAL CORP.

By:	/s/ Arthur Tinkelenberg
Arthur Tinkelenberg
President & CEO, duly authorized

/s/ Derek Brand
Derek Brand

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Assignment and Assumption

This Assignment and Assumption Agreement (this “Assignment”) is entered into among Enumeral Biomedical Holdings, Inc. (formerly known as Cerulean Group, Inc.), a Delaware Corporation, (“Parent”), Enumeral Biomedical Corp., a wholly owned Delaware subsidiary of Parent (“Subsidiary”) and Derek Brand (“Executive”), as of July 31, 2014. Reference is made to the Employment Agreement (the “Agreement”), dated as of May 19, 2011, between Subsidiary and the Executive. Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the Agreement.

Intending to be legally bound, the parties hereto agree as follows:

1.	Subsidiary hereby assigns to Parent and Parent assumes from Subsidiary all rights and obligations of Subsidiary under the Agreement. From and after the date hereof, Parent shall be bound by all of the obligations and entitled to all of the benefits of Subsidiary under the Agreement.

2.	Executive consents to the assignment and assumption set forth in Paragraph 1 hereof, and agree to look solely to Parent for satisfaction of the Subsidiary’s obligations under the Agreement.

3.	Except as expressly modified hereby, the Agreement shall remain in full force and effect.

[Signature page follows]

IN WITNESS WHEROF, the parties have executed this Assignment as of the date written above.

ENUMERAL BIOMEDICAL HOLDINGS, INC.

By:	/s/ Olesya Didenko
Name: Olesya Didenko
Title: Chief Executive Officer

ENUMERAL BIOMEDICAL CORP.

By:	/s/ Arthur H. Tinkelenberg
Name: Arthur H. Tinkelenberg
Title: Chief Executive Officer

/s/ Derek Brand
Derek Brand